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        FORM 4                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                -----------------------------
------------------------                           WASHINGTON, D.C. 20549                                 OMB APPROVAL
                                                                                                      -----------------------------

[ ]Check this box if                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:      3235-0287
   no longer subject       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    Expires:  January 31, 2005
   to Section 16.            Section 17(a) of the Public Utility Holding Company Act of 1935 or       Estimated average
   Form 4 or Form 5              Section 30(f) of the Investment Company Act of 1940                  burden hours per
   obligations may                                                                                    response:              0.5
   continue.                                                                                          -----------------------------
   SEE Instruction 1(b)

   (Print or Type Response)
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1. Name and Address of Reporting       2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting
   Person*                                                                                  Person(s) to Issuer
        SAGER, BERT                       ARTESYN TECHNOLOGIES, INC. (ATSN)
                                                                                            (Check all applicable)
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   (Last)      (First)      (Middle)   3. IRS or Social       4. Statement for           X   Director                10% Owner
                                          Security Number        Month/Year             ---                     ---
                                          of Reporting                                       Officer (give            Other specify
                                          Person                 MARCH 2002             ---  (title below)      ---- (below
                                          (Voluntary)                                        below)
        P.O. BOX 43-1495
                                                                                             President of wholly
                                                                                             owned subsidiary


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               (Street)                                       5. If Amendment,           7.   Individual or Joint/Group
                                                                 Date of Original             Filing (Check Applicable Line)
                                                                 (Month/Year)
                                                                                          X   Form filed by One Reporting Person
                                                                                         ---
        SOUTH MIAMI, FL  33243                                                                Form filed by More than One Reporting
                                                                                         ---  Person

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   (City)      (State)        (Zip)      TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security              2. Trans-     3. Trans      4. Securities Acquired (A)  5. Amount of     6. Owner-  7. Nature
   (Instr. 3)                        action        action        or Disposed of (D)          Securities       ship-      of
                                     Date          Code          (Instr. 3, 4 and 5)         Beneficially     Form:      Indirect
                                                   (Instr. 8)                                Owned at         Direct     Beneficial
                                                                                             End of Month     (D) or     Owner-
                                                                                                              Indirect   ship
                                                ---------------------------------------                       (I)
                                     (Month/                          (A)
                                     Day/                             or
                                     Year        Code  V     Amount   (D)     Price       (Instr. 3 and 4) (Instr. 4)  (Instr. 4)
                                     ----------------------------------------------------------------------------------------------




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Common Stock                     03/14/02         M         10,000    A      $ 3.25                           D
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Common Stock                     03/14/02         S          2,500    D      $ 9.00                           D
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Common Stock                     03/14/02         S          2,500    D      $ 8.92                           D
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Common Stock                     03/14/02         S          2,500    D      $ 8.91                           D
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Common Stock                     03/14/02         S          2,500    D      $ 8.86         57,985            D
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Common Stock                                                                               153,860            I       By Partnership
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Common Stock                                                                                 2,080            I       By Spouse
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   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.              (Over)
   * If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                               SEC 1474 (3-99)



  FORM 4 (continued)        TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.Title of    2.Conver-  3.Trans-   4.Trans- 5.Number of    6.Date Exer-   7.Title    8.Price   9.Number   10.Owner-   11.Nature
  Derivative    sion or    action     action   of Deriv-      cisable and    and        of        of          ship        of
  Security      Exercise   Date       Code     ative          Expiration     Amount     Deriv-    Deriv-      Form of     Indirect
  (Instr. 3)    Price of              (Instr.  Securities     date           of         ative     ative       Deriv-      Benefi-
                Deriva-    (Month/    8)       Acquired                      Under-     Secur-    Secur-      ative       cial
                tive        Day/               (A) or Dis-    (Month/Day/    lying)     ity       ities       Secur-      Owner-
                Security    Year)              posed of (D)   Year)          Securi-    Instr.    Benefi-     ity:        ship
                                               (Instr. 3,                    ties       5)        cially      Direct      (Instr. 4)
                                               4 and 5)                      (Instr.              owned       (D) or
                                                                             3 and 4)             at end      Indirect
                                                                                                  of month    (I)
                                                                                                  (Instr.
                                                                                                  4)
                                       --------------------------------------------------------------------
                                                            Date    Expira-         Amount or
                                                            Exer-   tion            Number of
                                     Code   V  (A)   (D)    isable  Date     Title  Shares
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $ 2.4375                                           04/27/03 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $ 2.7500                                           04/28/04 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $ 3.25     03/14/02    M             10,000        04/29/02 Stock   10,000           0          D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $ 4.875                                            04/27/05 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $15.7900                                           05/01/11 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $16.0000                                           05/02/06 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $18.0000                                           05/08/07 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $18.2500                                           05/06/09 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $21.2500                                           05/06/08 Stock   10,000        10,000        D
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Non-Qualified
Stock Option                                                                Common
(right to buy)  $23.8125                                           05/04/10 Stock   10,000        10,000        D
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute      /s/ Giselle Hurwitz                           April 8, 2002
   Federal Criminal Violations.                                ------------------------------------          -----------------
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                      **Signature of Reporting Person                  Date
                                                                  BY:   Giselle Hurwitz
                                                                  FOR:  Bert Sager

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of                                                               Page 2
information contained in this form are not required to                                                         SEC 1474 (7-96)
respond unless the form displays a currently valid OMB Number.